EXHIBIT 10-1

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made as of June 14, 2012 (the “Effective Date”), between CENTRAL PACIFIC BANK, a Hawaii corporation (the “Seller”), and TNP ACQUISITIONS, LLC, a Delaware limited liability company.

1. Sale of Property. Seller agrees to sell and Buyer agrees to purchase on the terms stated in this Agreement the following described property (the “Property”):

1.1 Real Property. The leasehold interest under the Lahaina Gateway Ground Lease dated February 2, 2005, a short form of which is recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 2005-0318882 (the “Ground Lease”), demising Lot 1 of the Hawaii Omori Mauka Subdivision, containing approximately 11.363 acres, having a tax map designation of TMK (2) 4-5-11-8, located in Lahaina, Maui, Hawaii, together with the improvements, fixtures, easements and other items of real property located on or appurtenant to such land (the “Real Property”).

1.2 Tenant Leases. All existing tenant leases (and all amendments thereto) affecting portions of the Real Property and binding upon Seller as landlord, together with all security deposits, all advance rents and other advance payments made by tenants under the leases, and all rights of Seller under the leases (the “Tenant Leases”).

1.3 Operating Contracts. To the extent assignable to Buyer, all contracts, commission agreements, and agreements relating to the upkeep, maintenance, repair or operation of the Real Property, which will extend beyond the Closing Date and which the Buyer agrees, in its sole discretion, to assume (the “Operating Contracts”).

1.4 Personal Property. The permits, reports, applications, plans, schedules and materials in Seller’s possession or under Seller’s control with respect to the use and development of the Real Property, excluding any such materials which Seller determines in its sole discretion are part of Seller’s loan files with respect to the Property or are confidential or privileged.

1.5 Intangible Property. All assignable development rights, privileges, entitlements, permits, licenses, certificates, and other governmental approvals, if any, now or hereafter obtained by Seller that pertain to the Real Property (the “Intangible Rights”).

2. Purchase Price. Subject to the adjustments and prorations described in this Agreement, the total purchase price to be paid by Buyer to Seller for the purchase of the Property is the sum of Thirty One Million U.S. Dollars (U.S. $31,000,000) (the “Purchase Price”). The Purchase Price will be paid in the following manner:

2.1 Deposit.

(a) Initial Deposit. Within one (2) business days following the parties’ mutual execution of this Agreement, Buyer will deposit with Title Guaranty of Hawaii Escrow, Inc., 235 Queen Street, First Floor, Honolulu, Hawaii 96813, attention Barbara Paulo (the “Escrow Agent”), an earnest money deposit in the amount of Two Hundred Fifty Thousand U.S. Dollars (U.S. $250,000) (the “Initial Deposit”) in immediately available funds.

(b) Additional Deposit. If Buyer elects to proceed to Closing in accordance with the terms of this Agreement, on or before the expiration of the Due Diligence Period, Buyer will deposit with Escrow Agent a second earnest money deposit in the amount of Two Hundred Fifty Thousand U.S. Dollars (U.S. $250,000) (the “Additional Deposit”) in immediately available funds.

2.2 Deposit Applied. The Initial Deposit and Additional Deposit and all interest earned thereon are collectively called the “Deposit”, and constitute funds to be applied, subject to the provisions of this Agreement, toward the payment of the Purchase Price. The Deposit shall be held and invested by Escrow Agent in accordance with the joint written instructions of Seller and Buyer given to Escrow Agent contemporaneously herewith.

2.3 Net Deposit. In the event Seller is entitled to retain the Deposit or Buyer is entitled to a refund of the Deposit, the amount retained or refunded will be the Deposit less any title and escrow fees charged by Escrow Agent (the “Net Deposit”).

2.4 Cash at Closing. At the Closing, Buyer shall pay Seller an amount (the “Closing Payment”) equal to (i) the Purchase Price, (ii) plus or minus net adjustments and prorations provided for in this Agreement, and (iii) minus the Deposit. The Closing Payment shall be made by wire or intra-bank transfer in immediately available federal funds to Escrow Agent at least two (2) business day prior to the closing. The Deposit shall be disbursed by Escrow Agent to Seller at the Closing.

3. Title.

3.1 Title Report; Objections to Title. Within two (2) business days following the mutual execution of this Agreement by the parties, Seller will instruct Escrow Agent to provide the parties a copy of a preliminary title report for the Real Property (the “Title Report”). Buyer will have ten (10) days after receipt of the Title Report from either Seller or Escrow Agent to give written notice to Seller (a “Defects Notice”) setting forth any objections to Seller’s title to the Real Property. All other items described in the Title Report shall be “Approved Title Exceptions”. Notwithstanding anything in this Agreement to the contrary, Seller shall in all events remove on or before Closing all monetary liens and encumbrances affecting the property, except real property taxes not yet due or payable and except to the extent caused by the acts or omissions of Buyer and/or its contracts or agents.

3.2 Surveys. During the Due Diligence Period, Buyer may, at its sole expense, obtain a survey of the Real Property (the “Survey”), and shall provide Seller with a copy of any Survey. Not later than ten (10) days prior to the end of the Due Diligence Period, Buyer shall give written notice to Seller (also a Defects Notice) of any defect shown on or revealed by the Survey which Buyer is not willing to waive.

3.3 Cure of Defects. Seller shall have five (5) days after receipt of a Defects Notice to notify Buyer (“Seller’s Title Response”) of its intent to correct the defects in the Title Report or the Survey objected to by Buyer. If Seller does not timely provide Seller’s Title Response to Buyer, Seller shall be deemed to have elected not to cure any defects in the Title Report or Survey. If Seller elects (or is deemed to have elected) not to correct such defects, Buyer shall notify Seller within two (2) business days following receipt of Seller’s Title Response (or the expiration of the 5-day response period set forth above), of Buyer’s intention to waive such defect or terminate this Agreement and obtain a refund of the Net Deposit.

3.4 Estoppel Certificates; SNDAs. Seller will request that the property manager for the Property cooperate with Buyer in preparing and obtaining the Estoppel Certificates and SNDAs (defined in Section 8.5 and 8.6, respectively), but if Seller is unable to satisfy the conditions specified in Section 8.5 with respect to the Estoppel Certificates or 8.6 with respect to the SNDAs, Buyer’s sole remedy shall be either to waive the conditions set forth in Section 8.5 and/or Section 8.6, respectively, or terminate this Agreement on or prior to the expiration of the Due Diligence Period (defined in Section 4.5) and receive a refund of the Net Deposit.

4. Closing. Buyer and Seller agree that the purchase will be consummated as follows:

4.1 Title Transfer. Seller agrees to convey title to the Property to Buyer by a limited warranty Assignment of Ground Lease, subject to the Approved Title Exceptions, on or before the close of business on the Closing Date and, effective on the delivery of such assignment by Seller to Buyer, beneficial ownership and the risk of loss of the Property will pass from Seller to Buyer.

4.2 Closing Date. This transaction will close on or before June 29, 2012 (the “Closing Date”). The closing will take place at the offices of Escrow Agent, with the exact time and date for closing to be designated by Seller and approved by Buyer.

4.3 Seller’s Instruments. At the closing, Seller will deliver or cause to be delivered to Buyer the following items (all documents will be duly executed and acknowledged where required):

(a) Assignment of Ground Lease. A limited warranty Assignment of Ground Lease conveying the Real Property, subject to the Approved Title Exceptions, in the form of Exhibit 4.3(a) attached to this Agreement (“Assignment of Ground Lease”).

(b) Assignment and Assumption of Tenant Leases. An Assignment and Assumption of Tenant Leases assigning the Tenant Leases to Buyer, in the form of Exhibit 4.3(b) attached to this Agreement (“Assignment of Tenant Leases”).

(c) Assignment and Assumption of Contracts. An Assignment and Assumption of Contracts assigning the Operating Contracts, in the form of Exhibit 4.3(c) attached to this Agreement (“Assignment of Contracts”).

(d) Bill of Sale. A Bill of Sale assigning the personal property and Intangible Property to Buyer, in the form of Exhibit 4.3(d) attached to this Agreement.

(e) FIRPTA. A certificate that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

(f) HARPTA. A certificate that Seller is a “resident person” as such term is used in H.R.S. Section 235-68.

(g) Conveyance Tax Certificate. A conveyance tax certificate in the amount of the Purchase Price with respect to the Property.

(h) Seller’s Authorization. Evidence satisfactory to Escrow Agent that Seller has the authority to enter into this Agreement and consummate the transactions contemplated by this Agreement.

(i) Additional Documents. Such additional documents as might be reasonably required by Buyer to consummate the sale of the Property to Buyer, including without limitation Escrow Agent’s customary statements, to the knowledge of Seller, regarding no leases except the Tenant Leases and no construction.

4.4 Buyer’s Instruments. At the closing, Buyer will deliver or cause to be delivered to Seller the following documents and other items (all documents duly executed and acknowledged where required):

(a) Payment. The Closing Payment.

(b) Assignment of Ground Lease. The Assignment of Ground Lease.

(c) Assignment of Tenant Leases. The Assignment of Tenant Leases.

(d) Assignment of Contracts. The Assignment of Contracts

(e) Conveyance Tax Certificate. The conveyance tax certificate.

(f) Buyer’s Authorization. Evidence satisfactory to Escrow Agent that Buyer has the authority to enter into this Agreement and consummate the transactions contemplated by this Agreement.

(g) Additional Documents. Such additional documents as might be reasonably required by Seller to consummate the sale of the Property to Buyer.

4.5 Costs. Seller will pay the following costs: Seller’s attorneys’ fees, one-half of the fees of Escrow Agent. Buyer will pay the following costs: Buyer’s attorneys’ fees, all of the costs of the title search and title insurance premium, including any additional costs for extended coverage and any endorsements to the title policy to be obtained by Buyer, and the cost of any mortgagee or lender’s policy requested by Buyer, the costs of recording the assignment conveying title to the Property to Buyer, the conveyance tax, all sales and transfer taxes, and any mortgage recording fees, imposed by any governmental authority, and one-half of the fees of Escrow Agent.

5. Condition of Property.

5.1 Buyer’s Inspection. Seller agrees that Buyer will be permitted for a period ending at 5:00 PM Hawaii Standard Time on June 25, 2012 (the “Due Diligence Period”) to inspect the Property at Buyer’s expense to examine the physical condition of the Property and to have access to and make reasonable examination of the condition of the Property, utility costs, real estate title, and any contracts and leases affecting the Property; and to make any other investigations or reviews relating to the Property that Buyer may deem necessary or appropriate. Buyer acknowledges that, while Seller is selling the Property as the owner of the Property, Seller was also the lender to the previous owner of the Property and retains confidential information that will not be produced for inspection or given to Buyer, in Seller’s sole discretion. If during the Due Diligence Period Buyer, in its sole and absolute discretion, determines that (a) the condition of the Property is unsatisfactory and Seller refuses to remedy or correct any such defects, or (b) Buyer is not satisfied with any other aspect of the Property or the proposed transaction, Buyer will have the option to terminate this Agreement by giving written notice to Seller (“Termination Notice”) on or prior to 5:00 PM Hawaii Standard Time on the expiration of the Due Diligence Period and the Net Deposit will be returned to Buyer on such termination without further direction from the parties hereto. If Buyer has not delivered to Seller the Termination Notice prior to 5:00 PM Hawaii Standard Time on the expiration of the Due Diligence Period, Buyer will be conclusively presumed to have accepted the Property and Buyer’s right to terminate this Agreement pursuant to this Section shall be deemed deleted from this Agreement, and this Agreement shall continue in effect subject to the other provisions of this Agreement.

5.2 As Is Condition. Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to:

(a) value;

(b) the income to be derived from the Property;

(c) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon, including, without limitation, the possibilities for future development of the Property;

(d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property;

(e) the manner, quality, state of repair or lack of repair of the Property;

(f) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology;

(g) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including requirements for a condominium regime;

(h) the manner or quality of the construction or materials, if any, incorporated into the Property;

(i) compliance with any environmental protection, pollution or land use laws, rules, regulation, orders or requirements, including, without limitation, Title III of the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency Regulations at 40 C.F.R., Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and Regulations Promulgated under any of the foregoing;

(j) the presence or absence of hazardous materials at, on, under, or adjacent to the Property;

(k) the content, completeness or accuracy of the due diligence items or preliminary report regarding title;

(l) the conformity of the improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to Buyer;

(m) the conformity of the Property to past, current or future applicable zoning or building requirements;

(n) sufficiency of any undershoring;

(o) sufficiency of any drainage;

(p) the fact that all or a portion of the Property may be located on or near an earthquake fault line;

(q) the existence of vested land use, zoning or building entitlements affecting the Property;

(r) any matters a survey would reveal, including encroachments from or onto the Property; or

(s) with respect to any other matter, except as otherwise expressly set forth in this Agreement.

5.3 Operation of the Property Prior to Closing.

(a) Seller shall operate and manage the Property in substantially the same manner as it is now operated, including the leasing of units upon terms which are substantially similar to Seller’s past practices.

(b) Seller shall not transfer nor remove any personalty that is material to the operation or value of the Property from the Property subsequent to the Effective Date unless Seller replaces the same prior to the Closing Date with personalty of equivalent or better utility and quality to the items removed.

5.4 Buyer’s Inspection of Property. Buyer further acknowledges and agrees Buyer will be given full opportunity to inspect the Property and review information and documentation affecting the Property (except for lender-related and confidential information as provided in this Agreement). Buyer is relying solely on its own investigation of the Property and review of such information and documentation, and not on any information provided or to be provided by Seller. Buyer further acknowledges and agrees that any information made available to Buyer or provided or to be provided by or on behalf of Seller with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information.

5.5 Seller Representations and Warranties. Seller makes the following representations and warranties to Buyer as of the Effective Date and at the Closing Date, which representations and warranties shall survive Closing for a period of six (6) months:

(a) This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite action on the part of Seller. This Agreement is a valid and binding agreement of Seller, enforceable in accordance with its terms.

(b) Seller is a duly formed Hawaii corporation validly existing under the laws of the United States and is qualified to do business in the State. Seller has the full right, power and authority to enter into and carry out the transactions contemplated by this Agreement.

(c) Seller has the full authority to sell without the necessity of third party consents or approvals, including without limitation, the approval of any court or court-appointed receiver.

5.6 Buyer’s Release of Seller. Except in connection with the representations and warranties of Seller under this Agreement, Buyer agrees to fully and irrevocably release Seller from any and all claims that Buyer may now have or hereafter acquire against Seller from any costs, loss, liability, damage, expense, demand, action or cause of action arising from such information or documentation, and with respect to the Property, including any hazardous materials on or about the Property, except with respect to Seller’s obligations under this Agreement. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person. Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “AS IS” condition and basis WITH ALL FAULTS, and that Seller has no obligations to make repairs, replacements or improvements except as may otherwise be expressly stated in this Agreement. Buyer represents, warrants, and covenants to Seller, that Buyer is relying solely upon Buyer’s own investigation of the Property.

5.7 Inspection Indemnity. Any investigation or examination of the Property is performed at the sole risk and expense of Buyer, and Buyer shall be solely responsible for the acts or omissions of any of Buyer’s employees, agents, consultants, or advisors (“Buyer’s Advisors”) brought on, or to, the Property by Buyer, except to the extent caused by the gross negligence or willful misconduct of Seller. Buyer shall defend, indemnify and hold Seller harmless from and against all claims for personal injury, wrongful death or property damage, against Seller or the Property arising from or as a result of, any act or omission of Buyer or Buyer’s Advisors, in connection with any inspection or examination of the Property by Buyer or Buyer’s Advisors, including Seller’s attorneys’ fees and costs, except to the extent caused by the gross negligence or willful misconduct of Seller. Notwithstanding anything to the contrary, Buyer shall have no indemnification or restoration obligations arising from or in connection with the mere discovery by Buyer of a pre-existing condition on the Property; provided, shall use commercially reasonable steps to mitigate additional damage in connection with such discovery.

5.8 Insurance. Upon request of Seller, Buyer shall provide evidence satisfactory to Seller that Buyer or Buyer’s Advisors, or both, has liability and contractual indemnity insurance in the amount of $1,000,000, and issued by insurance carriers, reasonably acceptable to Seller, prior to entry on the Real Property of Buyer or Buyer’s Advisors.

5.9 Survival. All of the provisions of this Section 5 shall survive the close of this transaction and not be merged with the deed.

6. Adjustments and Prorations. The Purchase Price will be adjusted on the following basis:

6.1 Rents. All base rents, percentage rents and other charges (“Rent”) receivable from tenants of the Property earned and attributable to the period prior to the Closing Date will be paid to Seller to the extent that such Rents have been collected on or before the Closing Date; Rents earned and attributable to the period beginning on the Closing Date and thereafter will be paid to Buyer. Rents received by Buyer within the first ninety (90) days on and after the Closing Date will be applied first to any amounts then due and owing to Buyer under the Tenant Leases, then paid to Seller for any unpaid Rents owed to Seller; provided, that Buyer will have no obligation to enforce collection of such Rents. After said 90-day period, all Rents received by Buyer shall be the property of Buyer. Any prepaid Rents attributable to the period after the Closing Date shall be credited to Buyer.

6.2 Security Deposits. On the Closing Date, Seller will deliver to Buyer an amount of money equal to all refundable security deposits theretofore paid to Seller by tenants occupying the Property. Any security deposits paid by Seller with respect to the Ground Lease shall be transferred to Buyer and shall be credited to Seller.

6.3 Delinquent Rents. Unpaid and delinquent Rent collected by Seller and Buyer within the first ninety (90) days after the Closing Date shall be delivered as follows: (i) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Buyer any such Rent which Buyer is entitled to relating to the Closing Date and any period thereafter, and (ii) if

Buyer collects any unpaid or delinquent Rent from the Property, Buyer shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to relating to the period prior to the Closing Date, net of any amounts applicable to Rents then due and payable and collection costs, if any.

6.4 Reconciliation. There shall be no prorations for Rents collected by either Seller prior to the Closing Date or by Buyer after the Closing Date with respect to tenant expense contributions, real property tax contributions and other reimbursements under the Tenant Leases. Buyer shall be responsible for the reconciliation of all of such expenses and reimbursements under the Tenant Leases.

6.5 Ground Lease Rents. All rents and other charges payable under the Ground Lease will be prorated as of the Closing Date.

6.6 Operating Contracts. All sums due under the Operating Contracts for the period prior to the Closing Date will be paid by Seller and Seller agrees to indemnify and hold the Buyer harmless with respect thereto. Buyer will furnish to the Seller any bills for such period received after the Closing Date for payment, and Buyer will have no further obligation with respect thereto. All sums due under the Operating Contracts for the period on or after the Closing Date will be paid by Buyer and Buyer agrees to indemnify and hold the Seller harmless with respect thereto.

6.7 Property Taxes. All real and personal property ad valorem taxes and installments of special assessments, if any, for the calendar years preceding the year in which the Closing Date occurs will be paid by Seller. All real and personal property ad valorem taxes and special assessments, if any, whether payable in installments or not, for the calendar year in which the Closing Date occurs will be prorated to the Closing Date, based on the latest available tax rate and assessed valuation.

6.8 Utility Charges. All utility charges, if any, will be prorated to the Closing Date and Buyer will obtain a final billing therefor. All utility security deposits, if any, will be retained by Seller.

6.9 Post-Closing Adjustments. If at any time within one hundred twenty (120) days after the Closing Date either party discovers any items which should have been included in the adjustments and prorations but which were omitted therefrom, or any material error in the computation of such adjustments, such items shall be properly adjusted as of the Closing Date without interest thereon, including.

7. Possession. Possession of the Property will be delivered to Buyer on the Closing Date.

8. Buyer’s Conditions to Close. Buyer’s obligation to purchase the Property hereunder shall be subject to the satisfaction of the following conditions (collectively, “Buyer’s Conditions”);

8.1 Performance of Seller’s Covenants, Representations and Warranties. All covenants and agreements made by Seller which are to be completed on or before the Closing shall have been performed in all material respects, and all documents and other material to be delivered by Seller at the Closing shall have been delivered to Escrow Agent. All representations and warranties made in this Agreement by Seller shall be true and correct in all material respects at the time made and as of the Closing Date.

8.2 Title Insurance Policy. Escrow Agent shall be unconditionally committed to issue to Buyer upon Closing an ALTA owner’s title insurance policy, in the amount of the Purchase Price, insuring Buyer against any loss due to any defect in, or loss of, title or from any lien or encumbrance on the Real Property other than the Approved Title Exceptions, with such endorsements as Buyer may reasonably require provided that the failure to obtain any endorsement shall not delay Closing.

8.3 Ground Lessor’s Waiver of ROFO. The ground lessor under the Ground Lease shall have waived its right of first offer under Article I, Section I, Special Condition 4 of the Ground Lease (“Ground Lessor’s ROFO”).

8.4 No Material Adverse Change or Litigation. From the end of the Due Diligence Period until the Closing Date, there shall not be any material adverse change to the Real Property, nor any newly instituted or enacted litigation, moratorium, referendum or law that has a material adverse effect on the Real Property or Seller’s ability to sell the Real Property on the terms and conditions set forth in this Agreement.

8.5 Estoppel Certificates. Buyer shall have received a tenant estoppel certificate (each, an “Estoppel Certificate,” and collectively, the “Estoppel Certificates”) either substantially in the form required by the Tenant Lease or substantially in the form attached to this Agreement as Exhibit 8.5 from (a) each tenant occupying 3,000 square feet of space (the “Major Tenants”), and from (b) at least seventy percent (70%) of the remaining tenants at the Property. The Estoppel Certificates shall be deemed acceptable to and approved by Buyer unless either or both of the Estoppel Certificates: (1) discloses material adverse economic terms of the applicable lease that were not disclosed to Buyer (whether in the applicable lease or any other document delivered to Buyer) prior to the date of the delivery of such Estoppel Certificate to Buyer, (2) alleges a material default of Seller (as landlord) under the applicable lease, or (3) discloses a material dispute between the Seller (as landlord) and the tenant in connection with the applicable lease.

8.6 SNDAs. Buyer shall have received an executed subordination, non-disturbance, and attornment agreement (each, an “SNDA,” and collectively, the “SNDAs”) either substantially in the form required by the applicable Tenant Lease or substantially in the form attached to this Agreement as Exhibit 8.6 from (a) the Major Tenants, and from (b) at least seventy percent (70%) of the remaining tenants at the Property.

8.7 Consents. All consents, approvals, permits and authorizations required to be obtained prior to Closing from governmental and regulatory authorities, including without limitation, courts, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been made or obtained and all notice and waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings, if any, shall have been made.

8.8 Failure of Buyer’s Conditions. In the event that any of Buyer’s Conditions is not satisfied on or before the Closing Date, Buyer, at its election, may either (a) by written notice to Seller terminate this Agreement, or (b) proceed with Closing as scheduled; provided, however, if Buyer proceeds with Closing, Buyer shall be deemed to have waived its rights and remedies for any breach by Seller of any of Seller’s covenants with respect to any such Buyer’s Condition.

9. Seller’s Conditions to Close. Seller’s obligation to sell the Property hereunder shall be subject to the satisfaction of the following conditions (collectively, “Seller’s Conditions”);

9.1 Performance of Buyer’s Covenants, Representations and Warranties. All covenants and agreements made by Buyer which are to be completed on or before the Closing shall have been performed in all material respects, and all payments, documents and other material to be delivered by Buyer at the Closing shall have been delivered to Escrow Agent. All representations and warranties made in this Agreement by Buyer shall be true and correct in all material respects at the time made and as of the Closing Date.

9.2 Consents. All consents, approvals, permits and authorizations required to be obtained prior to Closing from governmental and regulatory authorities, including without limitation, courts, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been made or obtained and all notice and waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings, if any, shall have been made.

9.3 Ground Lessor’s Waiver of ROFO. The ground lessor shall have waived the Ground Lessor’s ROFO.

9.4 No Material Adverse Change or Litigation. From the end of the Due Diligence Period until the Closing Date, there shall not be any material adverse change to the Real Property, nor any newly instituted or enacted litigation, moratorium, referendum or law that has a material adverse effect on the Real Property or Seller’s ability to sell the Real Property on the terms and conditions set forth in this Agreement.

9.5 Failure of Seller’s Conditions. In the event that any of Seller’s Conditions is not satisfied on or before the Closing Date, Seller, at its election, may either (a) by written notice to Buyer terminate this Agreement, or (b) proceed with Closing as scheduled; provided, however, Seller has waived its rights and remedies for any breach by Buyer of any of Buyer’s covenants with respect to any such Seller’s Condition.

10. Default; Remedy.

10.1 Notice of Default. In the event that either party fails to perform such party’s respective obligations hereunder (except as excused by the other’s prior default) the party claiming default will make written demand for performance.

10.2 Seller’s Breach. If Seller fails to comply with such written demand within ten (10) days after receipt thereof, Buyer’s sole remedy shall be either (a) to receive a refund of the Net Deposit plus up to Seventy-Five Thousand Dollars ($75,000) to reimburse Buyer for its third-party costs and expenses to the extent actually incurred by Buyer and for which satisfactory evidence has been provided to Seller, which refund shall operate to terminate this Agreement and release Seller from any and all liability under this Agreement, or (b) to seek specific performance of Seller’s obligations to execute the Assignment of Ground Lease and other closing documents to convey the Property to Buyer. Buyer expressly waives its rights to seek damages as a result of Seller’s breach. The remedy of specific performance shall not be available to enforce any other obligation of Seller under this Agreement. Buyer shall be deemed to have elected to terminate this Agreement and receive the Net Deposit if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the City and County of Honolulu, State of Hawaii, on or before thirty (30) days following the date upon which closing was to have occurred.

10.3 Buyer’s Breach. If Buyer fails to comply with such written demand within ten (10) days after receipt thereof, Seller’s sole remedy shall be to terminate this Agreement and retain the Net Deposit as liquidated damages. The parties hereby acknowledge and agree that Seller’s actual damages as a result of Buyer’s breach, would be extremely difficult, if not impossible, to determine. After negotiation, the parties have agreed that, considering the circumstances existing on the date of this Agreement, the amount of the Net Deposit represents a reasonable estimate of the damages Seller would incur in such event. The foregoing limitation of remedies shall not limit any other express rights or remedies under this Agreement that Seller may have including any rights or remedies with respect to Buyer’s indemnification obligations in connection with Buyer’s inspection of the Property.

10.4 Attorney’s Fees. In the event of a lawsuit arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred including reasonable attorneys’ fees.

11. Brokerage. Seller is not represented in this transaction by any broker or finder. Buyer is represented by Faris Lee Investments (“Buyer’s Broker”), Buyer shall be solely responsible for all fees and commissions owed to Buyer’s Broker, and Buyer shall indemnify and hold Seller harmless for any claim for real estate brokerage commissions asserted by Buyer’s Broker against Seller. Seller and Buyer agree to hold each other harmless from any claim for real estate brokerage commissions asserted by any other party as a result of dealings with Seller or Buyer in connection with this transaction.

12. Notices. Any notice, request, or demand made under this Agreement (a “Notice”) shall be in writing and shall be either: (a) hand delivered, (b) sent by Federal Express, or other reputable courier service, (c) sent by postage pre-paid certified mail, return receipt requested, or (d) sent by telecopier (with written confirmation of receipt), or (e) sent by e-mail (with acknowledgment of receipt). Each Notice shall be deemed given when received by the party at its address set forth below, if such Notice is hand delivered, sent by Federal Express (or other reputable courier service) or e-mailed, to such address, and 2 business days after being postmarked and addressed to such party at its address set forth below if sent by certified mail, return receipt requested:

To Seller:

Central Pacific Bank

Special Credits Division

220 South King Street, 5th Floor

Honolulu, Hawaii 96813

Attn: Mark P. Harner

Tel: (808) 544-3572

FAX: (808) 532-5031

E-mail: mark.harner@centralpacificbank.com

To Buyer:	Thompson National Properties, LLC 1900 Main Street, Suite 700 Irvine, CA 92614 Attn: Stephen Corea Tel: (949) 833-8252 x166 FAX: (949) 252-0212 E-mail: s.corea@tmpre.com

With a copy to:	Kaplan Voekler Cunningham & Frank, PLC 7 East Second Street Richmond, Virginia 23224 Attn: D. Zachary Grabill, Esq. Tel: (804) 525-1797 FAX: (804) 525-1798 E-mail: mailto:zgrabill@kv-legal.com

Each party may designate a change of address by Notice given, as provided in this Agreement, to the other party, at least 15 days prior to the date such change of address is to become effective.

13. Reliance by Escrow Agent. Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to Escrow Agent with respect to this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by Escrow Agent to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent may conclusively presume that any of the representatives of any party to this Agreement which is an entity other than a natural person have full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent by such entity.

14. Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Seller to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

15. Damage or Destruction, Condemnation.

15.1 Damage or Destruction. If at any time prior to the Closing Date a material portion of the Property is destroyed or damaged, or any Major Tenant has the right to terminate its lease or abate the payment of Rent thereunder, as a result of fire or any other casualty whatsoever, then at Buyer’s option, to be exercised three (3) days after receipt of notice of such destruction or damage, this Agreement shall terminate, the Net Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer does not timely notify Seller in writing of its election to terminate this Agreement, Buyer shall be deemed to have elected not to terminate this Agreement. For purposes hereof, the term “material” shall be deemed to be a damage or destruction in excess of One Million Dollars ($1,000,000). If less than a material portion of the Property is damaged or destroyed or if a material portion is damaged or destroyed and Buyer elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Closing Date without reduction in the Purchase Price and, upon the Closing, all property insurance proceeds paid or payable to Seller as a result of such casualty shall belong to Buyer and shall be paid over and assigned to Buyer. Seller shall have no obligation to make any repairs to the Property in the event of a damage or destruction.

15.2 Condemnation. If at any time prior to the Closing Date any “material” portion of the Property is condemned or taken by eminent domain proceedings by any public authority, or if as result of such condemnation or taking any Major Tenant has the right to terminate its lease or abate the payment of Rent thereunder, then at Buyer’s option, to be exercised within three (3) days after receipt of notice of such taking, this Agreement shall terminate, and the Deposit shall be promptly returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. As used in this Section 15.2, the term “material” shall mean a taking which materially and adversely affects the value or operations of the Property and adversely affects the value of the Property by more than One Million Dollars ($1,000,000). Seller shall give Buyer written notice of any taking promptly after Seller obtains knowledge thereof. If less than a material portion of the Property is condemned or taken by eminent domain proceedings or if Buyer does not timely notify Seller in writing of its election to terminate this Agreement, Buyer shall be deemed to have elected not to terminate this Agreement. If Buyer elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Closing Date without a reduction in the Purchase Price and, upon the Closing, all condemnation proceeds paid or payable to Seller (other than losses pertaining to periods prior to the Closing) shall belong to Buyer and shall be paid over and assigned to Buyer. Seller shall have no obligation to make any repairs to the Property in the event of a condemnation.

16. Miscellaneous.

16.1 Time. Time is of the essence of this Agreement.

16.2 Deemed Approval. For any notice Buyer is required to give Seller of approval or disapproval under this Agreement, if Buyer has not given Seller written notice within the time required, Buyer will be deemed to have approved.

16.3 Survival. All representations and warranties of Seller and Buyer contained in this Agreement will terminate on and as of the Closing Date and will not survive the closing of this transaction, except for the warranties of title of Seller expressed in documents delivered at closing, the agreement of Buyer with respect to inspection and condition of the Property, and Buyer’s indemnification, set forth in Section 5, and the agreement regarding brokerage fees set forth at Section 11.

16.4 Entire Agreement. This instrument constitutes the entire agreement between Buyer and Seller with respect to the sale of the Property to Buyer, and there are no agreements, understandings, warranties or representations between Buyer and Seller except as set forth in this Agreement. This Agreement cannot be amended except in writing executed by Buyer and Seller.

16.5 Binding Effect. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.

16.6 Assignment. The rights of Buyer under this Agreement cannot be assigned in whole or in part without the prior written consent of Seller which may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Seller shall consent to the assignment of this Agreement by Buyer to an entity wholly-owned and controlled by Buyer or Buyer’s members, provided Buyer first provides Seller with a true fully executed copy of the assignment instrument and with such information regarding the assignee as Seller requires. Upon any such assignment, the assignee shall be deemed to have made all of the representations and warranties of Buyer under this Agreement, and shall be liable to perform all of the covenants and obligations of Buyer under this Agreement.

16.7 Construction. This Agreement and any documents delivered pursuant to this Agreement will be construed without regard to which party drafted the document or any particular provision therein. This Agreement is governed by and shall be construed in accordance with the laws of the State of Hawaii.

16.8 Computation of Time. Except as otherwise provided in this Agreement, all references to days are calendar days, thereby including, Saturdays, Sundays and legal holidays.

17. OFAC. Buyer is not: (a) a person or entity who is identified on the list of specially designated nationals subject to sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control (accessible through the internet website www.treas.gov/ofac/t11sdn.pdf), or (b) a person or entity with whom a U.S. citizen is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law or Executive order of the U.S. President.

18. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or scanned (PDF) e-mail attachment shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail attachment shall be deemed to be their original signatures for any purpose whatsoever.

19. Rule 3-14 Audit. Buyer’s auditor may conduct an audit of Property books and records, as may be required of Buyer pursuant to Rule 3-14 of Securities and

Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”). Any Audit shall be at Buyer’s sole cost and expense and shall not be conducted in Seller’s offices or in any manner disrupt Seller’s day to day business operations. Seller shall reasonably cooperate with Buyer’s auditor in the conduct of the Audit. Without limiting the foregoing, (a) Buyer or its designated independent or other auditor may audit the operating statements of the Property, at Buyer’s expense and, upon Buyer’s prior written request, Seller shall allow Buyer’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (b) Seller shall use reasonable efforts to provide to Buyer such existing financial information as may be reasonably required by Buyer and required for Buyer’s auditors to conduct the Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or the applicable property or asset manager, at no cost to any of such parties, and in the format that Seller has maintained such information. Seller’s production of Property books and records pursuant to any Audit conducted hereunder shall be made without representation or warranty of any kind and shall not be deemed to increase, expand or amend this Agreement and the obligations, duties and covenants of the parties hereto. Buyer shall not use the Property books and records produced for any Audit as a basis to make any post-closing claim for a refund, rescission, damages, concessions or for a credit of any kind by or against Seller. The provisions of this Section shall survive the Closing.

20. Expiration. This Agreement has been executed by the parties on the dates set forth below their respective signatures. It is understood that the obligation of Buyer under this Agreement will terminate at 5:00 PM, Hawaii Standard Time, on June 11, 2012, unless Seller shall have duly executed and returned a copy of this Agreement to Buyer prior to such date and time.

IN WITNESS WHEREOF, this Sale Agreement has been executed by the Seller and the Buyer on the date first above written.

CENTRAL PACIFIC BANK, a Hawaii corporation		TNP ACQUISITIONS, LLC, a Delaware limited liability company

By Thompson National Properties, LLC, a Delaware limited liability company
By	/s/ Mark P. Harner
Mark P. Harner
Its Vice President
		By	/s/ Stephen Corea

Date Executed: June 14, 2012			Its SVP Acquisitions
Seller

Date Executed: June 14, 2012

Buyer

Exhibits Attached to Agreement:
Exhibit 4.3(a)	Assignment of Ground Lease
Exhibit 4.3(b)	Assignment and Assumption of Tenant Leases
Exhibit 4.3(c)	Assignment and Assumption of Contracts
Exhibit 4.3(d)	Bill of Sale
Exhibit 8.5 Exhibit 8.6	Estoppel Certificate SNDA